UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Templeton Global Income Fund
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Dear Shareholder:

I am writing to ask you to support your Fund’s nominees for the Board of Trustees at Templeton Global Income Fund’s 2021 Annual Meeting of Shareholders.  Your Fund’s Board is under attack by an activist hedge fund, Saba Capital Management, L.P. Saba is seeking to replace your experienced Trustees with their own nominees, so that Saba can pursue its short-sighted agenda that will damage your long-term investment in the Fund.  To protect your investment, we ask that you please return our enclosed WHITE proxy card and vote FOR your Fund’s nominees.
Your Board has taken significant actions to protect your investment in the Fund, including:
• Implementing a managed distribution plan to provide shareholders with an annual minimum distribution of 7.5% of net asset value (NAV), comprised of investment income, realized long-term capital gains, if any, and if necessary, return of capital; and
• Committing to conduct a tender offer for up to 20% of the Fund’s shares at 98% of NAV if the average market price discount to NAV from August 1, 2021 to October 31, 2021 is 8% or more.
Your Fund’s nominees are highly qualified and have significant experience overseeing the management of the Fund and other Franklin Templeton Investments open-end and closed-end funds. Franklin Templeton Investments has more than 73 years’ experience in investment management, with origins dating back to 1948.
• All of your Fund’s nominees are independent, and nine (9) of the eleven (11) members of the Fund’s Board are independent, with a fiduciary duty to act in the best interest of all of the Fund’s shareholders.
• Under your Board’s leadership, the Fund has delivered on its mandate to deliver high current income by paying monthly distributions since its inception in 1988, with additional capital gain distributions in some years.
By contrast, three out of Saba’s four inexperienced nominees are not independent because they are officers of Saba. Only one of the Saba nominees has any experience serving on a closed-end fund Board (for less than a full year). In addition, Saba is pursuing a destructive proposal that could cause the Fund to lose as much as 59% of its assets in the next four years and disrupt the Fund’s ability to deliver high current income.  And unlike your Fund’s Board, Saba has no fiduciary duty to the Fund’s shareholders – Saba is acting in its own short‑term self-interest at the expense of the Fund’s long-term shareholders.
I ask you to join me in protecting your investment in the Fund by voting FOR the Fund’s nominees on the enclosed WHITE proxy card.  Thank you for your continued loyalty and support.

Sincerely,
Rupert H. Johnson, Jr.
Chairman of the Board